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EYEMAKERS, INC. ANNOUNCES NEW CEO

PR Newswire
Thursday, January 7, 1999

DALLAS, TX. EYEMAKERS, INC. (OTC Bulletin Board: EYEM) announced that John L. Edwards has joined the Company as President and Chief Executive Officer, and as a member of the Board of Directors. Jim Mellon, previously President, will remain with Eyemakers as President of its Budget Optical subsidiary. Mr. Edwards was appointed at a meeting of the full Board of Directors of Eyemakers held on December 30, 1998 and his appointment was effective as of January 1, 1999.

EYEMAKERS, INC. is a full service optometric practice management company based in Dallas, Texas, focusing on the community of independent optometrists. Eyemakers has previously announced that it has entered into a letter of intent to acquire Icon Lasers Centers, Inc., which operates corrective laser surgery centers in the Southwest and in Canada.

Eyemakers, Inc. common stock trades on the NASD OTC Bulletin Board under the symbol "EYEM."

For additional information, contact Ernest Remo, Director, at 619-259-4534.